Exhibit 99.1

Investors Louis Alterman 404-748-7650 678-472-3252 (mobile) altermanlo@corp.earthlink.net

Media

Michele Sadwick

404-748-7255

404-769-8421 (mobile)

sadwick@corp.earthlink.net

EarthLink Adds Veteran Technology Executive to Board of Directors

Nate Davis joins EarthLink Board

ATLANTA — February 22, 2011 - EarthLink, Inc. (NASDAQ: ELNK), a leading IP infrastructure and services company, today announced the appointment of Nate Davis to the EarthLink Board of Directors. Davis currently serves as Managing Director of RANND Advisory Group, a business consulting group advising venture capital and telecom firms. Davis previously served as Chief Executive Officer and President of XM Satellite Radio, Inc. and President and Chief Operating Officer of XO Communications, Inc.

Davis replaces Terrell B. Jones who is resigning his position on the company’s Board of Directors effective March 18, 2011.

EarthLink Chief Executive Officer and Chairman of the Board of Directors Rolla P. Huff commented, “We are grateful to Terry for his more than seven years of outstanding service to our company. He has been a valuable member of our Board and has helped EarthLink successfully navigate through many changes.”

Continued Huff, “We are pleased to welcome Nate to our Board of Directors and are gratified to bring someone of Nate’s caliber and governance experience to our Board to support the execution of our go-forward plan. His extensive background in emerging technologies and deep networking organizations will be invaluable to EarthLink as we pursue our strategy as a nationwide provider of IP managed services.”

Davis has been Managing Director of RANND Advisory Group since 2003. During that time he served as President and CEO of XM Satellite Radio, Inc. from 2006 to 2008.  From 2000 to 2003 he was President and COO of XO Communications, Inc. Davis spent the two prior years at Nextel Communications, Inc. as Executive Vice President, Network and Technical Services. From 1982 to 1998 Davis was at MCI Communications in senior operational, network and financial positions including CFO of MCI Telecommunications U.S. and COO of the MCImetro division. Davis began his career with AT&T. He holds a B.S.E.E. in Engineering and Computer Design from the Stevens Institute of Technology; a M.S.E.E. from the Moore School of Engineering at the University of Pennsylvania; and an M.B.A. in Finance and General Management from The Wharton School.

About EarthLink

EarthLink, Inc. (NASDAQ: ELNK) is a leading provider of Internet Protocol (IP) infrastructure and services to medium-sized and large businesses, enterprise organizations, and over 1.5 million residential customers across the United States. The company has been providing Internet access and communications services for decades and has earned an award-winning reputation for both outstanding customer service and product innovation.  For consumers, EarthLink is a leading Internet Service Provider connecting people to the power and possibilities of the Internet.   EarthLink Business™ provides voice, data, mobile and equipment services over a Southeast fiber network and MPLS-based services nationwide. For more information visit EarthLink’s website www.earthlink.net.